U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CAL ALTA AUTO GLASS, INC. .
                   ------------- -------------------------- -
             (Exact name of registrant as specified in its charter)

             Nevada                                         88-0448809   .

       (State of Incorporation)                    (I.R.S. Employer ID No.)


#8  3927 Edmonton Trail, N.E., Calgary, Alberta, Canada               T2E6T1
---------------------------------------------------------             -----
(Address of Principal Executive Offices)                            (Zip Code)


                                2007 Employee and
                           Compensation Fund and Plan
                            (Full title of the Plans)


         Frank Aiello, President #8 3927 Edmonton Trail, N.E., Calgary,
                             Alberta, Canada T2E6T1
                     (Name and address of agent for service)


                                 (403) 291-7020
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

 Title of Securities to       Amount to be          Proposed Maximum
     be Registered             Registered          Offering Price Per
                                                         Share

 Common Stock                   2,375,000              $0.28 (1)

 TOTAL                          2,375,000

     Proposed Aggregate          Amount of
       Offering Price        Registration Fee

        $665,000(1)            $71.16 (1)

                                  $71.16







(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(b)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Company's common shares as reported by the OTC Bulletin Board for the week ending May 11, 2007.

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                                     Part I
              Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

         See Item 2 below.

Item 2.   Registrant Information and Employee Plan Annual Information.

         The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

The documents containing the information specified in this Part I will be sent or given to persons who receive stock compensation for services as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, take together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

                                     Part II
               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

         The documents listed in (a) and (b) below have been filed by the Registrant, Cal Alta Auto Glass, Inc., a Nevada corporation (the "Company'), with the Securities and Exchange Commission (the "Commission") and are incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

         (a) Quarterly Reports on Form 10-QSB for the period through and including March 31, 2007, Annual Reports on Form 10-KSB for the periods through and including December 31, 2006 being all such reports required. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

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         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the
         Exchange Act since the end of the fiscal year covered by the Registration's Form 10-KSB for the period ended December 31, 2006.

The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

Item 4.  Description of Securities.

         Not applicable

Item 5. Interest of Named Experts and Counsel.

         None

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification


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


may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Item 7. Exemption from Registration Claimed.

         Not applicable

Item 8. Exhibits.

         The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in Calgary Alberta, Canada, on the 14th day of May, 2007.

CAL ALTA AUTO GLASS, INC.

By:  /s/ Frank Aiello
         Frank Aiello
         President

By:  /s/ Denise Aiello
         Denise Aiello
         Secretary






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                                  EXHIBIT INDEX


Exhibit
Number            Exhibit Description

4.1      2007 Employee and Consultant's Compensation Fund and Plan

5.1      Opinion of William M. Aul and Consent of William M. Aul
23.1

23.2     Consent of Change G. Park, C.P.A., Ph.D.